UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	April 22, 2013

KINBASHA GAMING INTERNATIONAL, INC.
(Exact name of registrant as specified in its charter)

Florida	000-54784	86-0832362
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

3753 Howard Hughes Parkway, #200, Las Vegas, NV 89169
(Address of Principal Executive Offices)

Registrant’s telephone number:	(702) 664-0048

Not applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

 Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

 Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

 Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

 Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement.

On April 22, 2013, we loaned $394,000 to Shinestar K.K., an entity wholly owned by Satoshi Okamura, our Chief Operating Officer and one of our directors.  The loan bears interest at the rate of 3% per annum, is due and payable on March 31, 2014, may be prepaid at any time without penalty, and is guaranteed by Mr. Okamura.  The proceeds of the loan had to be used only to pay costs and expenses in connection with the construction and opening of a convenience store across the road from our pachinko parlor in the city of Mito in the Ibaraki prefecture.

We believe that having convenience stores in or near our pachinko parlors may attract more customers because of the added convenience of a wider food selection, alcoholic beverages and automated teller machines.  However, when we approached a well-known national convenience store franchisor in Japan about opening a convenience store near this parlor, the franchisor advised us that while it would place a store there we could not have an ownership interest in the store due to the difficulty we might have in obtaining the necessary operating licenses as a result of our financial condition.  As a result, we asked Mr. Okamura if he would build and operate the store, and he agreed and formed Shinestar K.K. for this purpose.  The store opened in April 2013.  Before opening, Shinestar needed to pay the contractor and franchisor for the build out and initial opening expenses, including the franchise fee.  Shinestar had applied for but not obtained a bank loan to fund these expenses.  Shinestar approached us for a short-term loan, which we made because it had undertaken to build and open the store at our request and the store would benefit our Mito parlor.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KINBASHA GAMING INTERNATIONAL, INC.
(Registrant)

Date: July1, 2013
	By:	/s/Masatoshi Takahama
Masatoshi Takahama
Chief Executive Officer

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